                                  EXHIBIT 99.2

                         SUSQUEHANNA BANCSHARES, INC.
                     26 NORTH CEDAR STREET, P.O. BOX 1000
                            LITITZ, PA  17543-7000
                                (717) 626-4721



FOR IMMEDIATE RELEASE:                                     Date:  April 16, 1998
Lititz, Pennsylvania

           SUSQUEHANNA BANCSHARES, INC., A $3.5 BILLION MULTI-STATE
                BANK HOLDING COMPANY TO ACQUIRE A PENNSYLVANIA
                       BANK WITH $108 MILLION IN ASSETS


     Susquehanna Bancshares, Inc., Lititz, Pennsylvania ("Susquehanna") (NASDAQ
NMS: SUSQ), announced today that it has signed a definitive agreement to acquire First Capitol Bank ("First Capitol"). Pursuant to the definitive agreement, Susquehanna will acquire First Capitol for approximately 684,021 shares of Susquehanna common stock which, based upon the closing price of Susquehanna common stock as of April 15, 1998, represents approximately $50.02 per share of each First Capitol share.

     The acquisition is subject to federal and state regulatory approvals as well as approval of the shareholders of First Capitol. First Capitol issued an option enabling Susquehanna to purchase up to 19.9% of all First Capitol's total, issued and outstanding shares in the event the transaction fails to be consummated for specified reasons.

     First Capitol is a Pennsylvania state-chartered bank. In addition to its headquarters at 2951 Whiteford Road, York, Pennsylvania, First Capitol has branch offices in York at 49 East Market Street, 2290 South George Street, and 2170 White Street. As of December 31, 1997, First Capitol had total assets of $108 million. First Capitol was formed in 1988 and will continue to provide service focused on the citizens, businesses and public institutions in the communities it serves. This acquisition is expected to qualify for pooling of interest treatment.

     Susquehanna owns five banks in Pennsylvania with $1.8 billion in assets, a bank and a savings bank in Maryland with $1.4 billion in assets and two banks in New Jersey with $0.3 billion in assets. On April 14, 1998, Susquehanna announced the execution of a definitive agreement with Cardinal Bancorp, Inc.
On a pro forma consolidated basis at December 31, 1997, as a result of these two transactions, Susquehanna's assets will increase from $3.5 billion to $3.8 billion.

     Robert S. Bolinger, President of Susquehanna, and Owen O. Freeman, Jr., Chairman of the Board of Directors of First Capitol, expressed their pleasure with the acquisition which is expected to be completed next year. Mr. Bolinger noted that First Capitol has a long tradition of service to the communities of York County. The products offered to First Capitol's customers can be significantly enhanced as a result of the addition of Susquehanna's resources. "The addition of First Capitol represents Susquehanna's continued commitment to serve the communities of York County and to help assure the continuance of community banking throughout the county. We are delighted to be welcoming First Capitol's employees and customers," said Mr. Bolinger. Upon consummation of the merger, Mr. Freeman will become a member of Susquehanna's board of directors.

     Mr. Freeman stated that "this transaction has achieved my stated goals of a fair value for the loyal shareholders of First Capitol Bank while also preserving its independence through the retention of its dedicated staff and the continuation of a local banking alternative created to serve the small business and professional communities."

     Mr. Freeman and Mr. Bolinger joined together noting "We believe this acquisition will inure to the benefit of all parties. Even more importantly, we expect the communities and customers to benefit as we continue to provide the quality banking services that all of our customers have come to expect and appreciate, delivered in a friendly, personalized manner by local people through a network of 11 financial institutions (including the Cardinal transaction) with 130 community banking offices."

     Susquehanna Bancshares, Inc. is the holding company for Citizens National Bank of Southern Pennsylvania, Greencastle, Pa; Equity National Bank, Marlton, NJ; Farmers & Merchants Bank and Trust, Hagerstown, Md; Farmers First Bank, Lititz, Pa; Farmers National Bank, Mullica Hill, NJ; First National Trust Bank, Sunbury, Pa; Founders' Bank, Bryn Mawr, Pa; Susquehanna Bank, Baltimore, Md; Williamsport National Bank, Williamsport, Pa; Susquehanna Bancshares Life Insurance Company, Lititz, PA; and Susque-Bancshares Leasing Co., Inc., Lititz, PA.

     Susquehanna Bancshares, Inc.'s common stock is listed on the NASDAQ National Market System under the symbol SUSQ. Susquehanna member banks now have 121 community banking offices throughout central Pennsylvania, Maryland and New Jersey.

                                    Robert S. Bolinger
                                    President and C.E.O.
                                    SUSQUEHANNA BANCSHARES, INC.
                                    Office:  (717) 626-4721